Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Second Amended and Restated 2009 Stock Incentive Plan of CryoLife, Inc. of our reports dated February 21, 2014, with respect to the consolidated financial statements of CryoLife, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of CryoLife, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

July 21, 2014